Exhibit 10.6(e)
February 13, 2009
Via Fax (615) 224-1185 and Overnight Mail
Delek Refining, Ltd.
Delek Pipeline Texas, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
Attention: Mr. Ed Morgan, CFO
Re:	Second Amended and Restated Credit Agreement dated October 13, 2006, as amended December 15, 2008 and January 30, 2009 (as at any time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among DELEK REFINING, LTD., a Texas limited partnership (“Delek Refining”); DELEK PIPELINE TEXAS, INC., a Texas corporation (“Delek Pipeline”; together with Delek Refining, collectively, “Borrowers”, and each individually, a “Borrower”), the various financial institutions from time to time party thereto as “Lenders” (collectively, “Lenders”), SUNTRUST BANK, in its capacity as collateral and administrative agent for Lenders (together with its successors in such capacity, “Agent”) and in such other capacities as set forth therein, and the other parties named therein.
Ladies and Gentlemen:
     Reference is made to the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
     Agent, Lenders and Borrowers have entered into a letter agreement dated January 30, 2009, pursuant to which Borrowers, Agent and Lenders, among other things, agreed to certain amendments to the Credit Agreement, including, without limitation, delaying the effectiveness of Section 5.16(a) of the Credit Agreement until February 13, 2009 (the “Compliance Date”). The Borrowers have requested that the Administrative Agent extend the Compliance Date to February 18, 2009 to clarify the structure of the proposed sale of certain pipeline and storage assets of certain Subsidiaries of the Borrowers. Agent and Lenders are willing to do so, on the terms and subject to the conditions contained herein.
     Agent and Lenders hereby acknowledge and agree that the provisions of Section 5.16(a) of the Credit Agreement shall not apply for any purpose under the Credit Agreement until February 18, 2009, on which date such provisions shall be deemed reinstated.
     Effective as of the date of this letter agreement, Schedule I to the Credit Agreement shall be deemed amended, restated and replaced by the Schedule I attached. Such Schedule I is by this reference incorporated into and shall form a part of the Credit Agreement.
     By their signatures set forth below, each Borrower (a) acknowledges and agrees that, except as set forth in this letter agreement, Section 5.16(a) of the Credit Agreement shall remain in full force and effect, (b) certifies to Agent and Lenders that as of the date hereof, no Default or Event of Default exists; (c) ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower’s covenants, duties, indebtedness, liabilities and obligations under the Loan Documents and, without limiting the generality of the foregoing, ratifies and reaffirms the Security Documents and all of such Borrower’s covenants, duties, indebtedness, liabilities and obligations thereunder; (d) jointly and severally agree to reimburse Agent for all costs and expenses (including legal fees) incurred by Agent in connection with the preparation of this letter agreement; (e) acknowledges and stipulates that this letter agreement has been duly executed and delivered by such Borrower; (f) agrees that this letter agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia (without giving effect to any conflict of laws principles thereof); (g) agrees that this letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns; (h) agrees that, except as set forth in this letter agreement, nothing shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect; (i) agrees that this letter agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement shall continue in full force and effect; and (j) agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith or any of the transactions contemplated hereby. To the fullest extent permitted by Applicable Law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this letter agreement.
     This letter agreement shall be effective upon Agent’s receipt from each Borrower of a counterpart hereof duly executed on behalf of such Borrower. The parties acknowledge that this letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature delivered by facsimile or other electronic transmission shall be deemed to be an original signature hereto.
     The parties hereto have caused this letter agreement to be duly executed and delivered by their respective duly authorized officers on the date first written above.

Sincerely, AGENT: SUNTRUST BANK, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender
By:	/s/ Brian O’Fallon
Brian O’Fallon, Director

[Signatures continue on following page]

Accepted by: BORROWERS: DELEK REFINING, LTD. By: DELEK US REFINING GP, LLC Title: General Partner
By:	/s/ Gregory A. Intemann
	Name:	Gregory A. Intemann
	Title:	Treasurer

By:	/s/ Joane Walker
	Name:	Joane Walker
	Title:	VP-CAO

DELEK PIPELINE TEXAS, INC.
By:	/s/ Gregory A. Intemann
	Name:	Gregory A. Intemann
	Title:	Treasurer

By:	/s/ Joane Walker
	Name:	Joane Walker
	Title:	VP-CAO

Schedule I
APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

		Applicable Margin	Applicable Margin	Applicable	Applicable Letter
Pricing	Average	for Eurodollar	for Base	Commitment Fee	of Credit Fee
Level	Availability	Loans	Rate Loans	Percentage	Percentage
I	Greater than $25MM	3.00% p.a.	1.50% p.a.	.50% p.a.	3.00% p.a.

II	Less than or equal to $25MM but greater than $15MM	3.25% p.a.	1.75% p.a.	.50% p.a.	3.25% p.a.

III	Less than or equal to $15MM but greater than $5MM	3.50% p.a.	2.00% p.a.	.50% p.a.	3.50% p.a.

IV	Less than or equal to $5MM	3.75% p.a.	2.25% p.a.	.50% p.a.	3.75% p.a.
For purposes of this Schedule I, (a) Average Availability will be computed for each calendar quarter, commencing with the quarter ending March 31, 2009, on the last day of each quarter and (b) any failure to deliver all Borrowing Base Certificates pursuant to Section 5.9 for any applicable quarter shall result in the application of Pricing Level IV above until such certificates are duly delivered to the Collateral Agent. Changes in the Applicable Margin or Applicable Percentages resulting from a change in the Average Availability level shall become effective the second Business Day after the Collateral Agent makes a determination of a change therein (such determination to be notified to Borrowers and the Administrative Agent in writing on such Business Day).